Exhibit 99.1

FOR IMMEDIATE RELEASE
June 12, 2006

Texas Regional Bancshares, Inc. Declares

$0.14 Per Share Dividend

MCALLEN, TEXAS—Texas Regional Bancshares, Inc. (Texas Regional) (NASDAQ: TRBS), bank holding company for Texas State Bank, today announced that on June 11, 2006 its Board of Directors declared a regular quarterly cash dividend of $0.14 per common share payable on July 14, 2006 to common shareholders of record on June 30, 2006. This dividend represents approximately a $0.031 per share, or a 28.4 percent increase over the dividend paid for the same period in 2005.

OTHER INFORMATION

As previously announced, Texas Regional has signed a definitive merger agreement with Banco Bilbao Vizcaya Argentaria, S.A. (BBVA). Texas Regional will file the definitive agreement, a proxy statement and other relevant documents concerning the proposed merger transaction with the Securities and Exchange Commission (SEC). Investors are urged to read the definitive agreement, the proxy statement and all other relevant documents filed with the SEC when they become available because they will contain important information concerning the transaction. You will be able to obtain the documents free of charge at the website maintained by the SEC at www.sec.gov. In addition, you may obtain documents filed with the SEC by Texas Regional free of charge by contacting John A. Martin, Chief Financial Officer, Texas Regional Bancshares, Inc., 3900 North Tenth Street, Eleventh Floor, McAllen, Texas  78501, (956) 631-5400.

Texas Regional is a McAllen-based bank holding company whose stock trades on The Nasdaq Stock MarketP®P under the symbol HTUTRBSUTH. Texas State Bank, its wholly-owned subsidiary, conducts a commercial banking business through over 70 banking centers across Texas primarily located in the metropolitan areas of Beaumont-Port Arthur, Brownsville-Harlingen-San Benito, Corpus Christi, Dallas, Houston, McAllen-Edinburg-Mission and Tyler.

Additional financial, statistical and business-related information, as well as business trends, is included in a quarterly financial supplement. This release, the financial supplement and other information are available on Texas Regional’s website at HTTUwww.trbsinc.comUTTH. The financial supplement and other information available on Texas Regional’s website can also be obtained at no charge by calling John A. Martin, Chief Financial Officer, at (956) 631-5400.

FORWARD-LOOKING INFORMATION

This release, the financial supplement, information filed by Texas Regional with the SEC and information on Texas Regional’s website may contain forward-looking information (including information related to plans, projections or future performance of Texas Regional and its subsidiaries and planned market opportunities, employment opportunities and synergies from mergers), the occurrence of which involve certain risks, uncertainties, assumptions and other factors which could materially affect future results. If any of these risks or uncertainties materializes or any of these assumptions prove incorrect, Texas Regional’s results could differ materially from Texas Regional’s expectations in these statements. Texas Regional assumes no obligation and does not intend to update these forward-looking statements. For further information, please see Texas Regional’s reports filed with the SEC pursuant to the Securities Exchange Act of 1934, which are available at Texas Regional’s website at HTTUwww.trbsinc.comUT and the SEC’s website at HTUwww.sec.gov.UT

CONTACT: Glen E. Roney, Chief Executive Officer, or John A. Martin, Chief Financial Officer, at (956) 631-5400, both of Texas Regional.